Exhibit 99.1

FOR IMMEDIATE RELEASE

Global Net Lease, Inc. Announces Successful Completion of its

$100 Million Series A Cumulative Redeemable Preferred Stock Offering

Underwriters Retain Option to Purchase $15 Million in Additional Shares

NEW YORK, September 12, 2017 – Global Net Lease, Inc. (“GNL” or the “Company”) (NYSE: GNL) announced the successful completion of an underwritten public offering of 4,000,000 shares of Series A Cumulative Redeemable Preferred Stock (the “Series A Preferred Stock”) at an offering price of $25.00 per share. In addition, GNL has granted the underwriters a 30-day option to purchase up to an additional 600,000 shares of Series A Preferred Stock at the same price per share.

The Series A Preferred Stock was the first offering of its kind for GNL and benefitted from participation by institutional investors. The Company intends to use the net proceeds from this offering to purchase additional properties, which have not yet been identified, and for general corporate purposes. The Company may also repay amounts borrowed under the credit facility, which may be reborrowed and the proceeds used for, among other purposes, the purchase of additional properties.

“We are pleased to announce another milestone for the Company, as we close our preferred equity offering of $100 million and affirm GNL’s access to the capital markets. We’d like to thank our banking group, led by BMO and Stifel, for their support and ability to attract a high quality investor base,” said James Nelson, Chief Executive Officer for GNL. “As we have previously outlined, we plan to purchase accretive real estate assets that are consistent with our investment strategy.”

Holders of Series A Preferred Stock are entitled to cumulative dividends in the amount of $1.8125 per share each year, which is equivalent to the rate of 7.25% of the $25.00 liquidation preference per share per annum. The Series A Preferred Stock has no stated maturity and will remain outstanding indefinitely unless redeemed or otherwise repurchased.

On and after September 12, 2022, the Series A Preferred Stock will be redeemable at GNL’s option for cash, in whole or in part, at any time or from time to time, at a price per share equal to $25.00, plus an amount equal to all dividends accrued and unpaid on each share of Series A Preferred Stock to be redeemed.

The joint bookrunning managers for the offering were BMO Capital Markets Corp. and Stifel, Nicolaus & Company, Incorporated. Co-managers for the offering were FBR Capital Markets & Co., a B. Riley Financial Company, Janney Montgomery Scott LLC, Capital One Securities, Inc., KeyBanc Capital Markets Inc., Mizuho Securities USA LLC and SMBC Nikko Securities America, Inc.

About Global Net Lease, Inc.

Global Net Lease, Inc. (NYSE: GNL) is a publicly traded real estate investment trust listed on the NYSE focused on acquiring a diversified global portfolio of commercial properties, with an emphasis on sale-leaseback transactions involving single tenant, mission critical income producing net-leased assets across the United States, Western and Northern Europe. Additional information about GNL can be found on its website at www.globalnetlease.com.

Important Notice

The statements in this press release that are not historical facts may be forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause the outcome to be materially different. In addition, words such as “may,” “will,” “seeks,” “anticipates,” “believes,” “estimates,” “expects,” “plans,” “intends,” “should” or similar expressions indicate a forward-looking statement, although not all forward-looking statements include these words. Actual results may differ materially from those contemplated by such forward-looking statements, including those set forth in the Risk Factors section of GNL’s most recent Annual Report on Form 10-K. Further, forward-looking statements speak only as of the date they are made, and GNL undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time, unless required by law.

Contacts:

Investors and Media:

Email: investorrelations@globalnetlease.com Phone: (212) 415-6500